COLONIAL INTERMEDIATE U.S. GOVERNMENT FUND - CLASS C

                                           FUND YIELD CALCULATION
                                        (CALENDAR MONTH-END METHOD)
                                      30-DAY BASE PERIOD ENDED 8/31/97

                                                   a - b 6
                                        FUND YIELD = 2 ----- + 1 - 1
                                                    c - d


                                                   CLASS C
a = dividends and interest earned during
       the month                                     $582

b = expenses accrued during the month                 132

c = average dividend shares outstanding
       during the month                            15,364

d = class maximum offering price per share
       on the last day of the month                 $6.51


                  YIELD                              5.46%